Exhibit 99.1

Eloxx Pharmaceuticals Reports Second Quarter 2026 Financial Results and Provides Business Update

•	Completed underwritten public offering with gross proceeds of $66.0 million and uplisting to the Nasdaq Capital Market, significantly strengthening the Company’s balance sheet

•	Phase 2b clinical trial of exaluren in nonsense mutation Alport syndrome expected to initiate in the third quarter of 2026

•	European Commission granted orphan designation for exaluren in ADPKD

•	Cash and cash equivalents of $62.0 million as of June 30, 2026, expected to fund operations through data readouts for both Alport syndrome and autosomal dominant polycystic kidney disease (ADPKD)

ARLINGTON, Mass., August 11, 2026 — Eloxx Pharmaceuticals, Inc. (Nasdaq: ELOX), a clinical-stage biopharmaceutical company developing exaluren for the treatment of rare kidney diseases, today reported financial results for the second quarter ended June 30, 2026 and provided a business update.

“The second quarter was transformational for Eloxx. Our public offering, with gross proceeds of $66.0 million, together with our uplisting to the Nasdaq Capital Market, has meaningfully strengthened our balance sheet and provides the resources to advance exaluren across our rare kidney disease programs,” said Sumit Aggarwal, President and Chief Executive Officer of Eloxx. “With approximately $62.0 million in cash, no outstanding debt, and a clear clinical development plan, we believe we are well positioned to advance our Phase 2b clinical trial of exaluren in nonsense mutation Alport syndrome in the third quarter of 2026 and initiate a Phase 2 clinical trial in nonsense mutation ADPKD in 2027.”

Financing and Uplisting to Nasdaq

•

$66.0 million public offering. The Company completed an underwritten public offering of 2,975,000 shares of common stock at a public offering price of $11.00 per share, together with pre-funded warrants to purchase up to 3,025,000 shares of common stock, for gross proceeds of approximately $66.0 million and net proceeds of approximately $58.3 million, after deducting underwriting discounts and commissions and offering expenses.

•	Uplisting to Nasdaq. In June 2026, the Company completed its uplisting to the Nasdaq Capital Market, where its common stock began trading under the symbol “ELOX.”

Recent Business Highlights

•

Exaluren in nonsense mutation Alport syndrome (NMAS). The Company received clearance under its Investigational New Drug application from the U.S. Food and Drug Administration (FDA) to proceed with a Phase 2b clinical trial of exaluren in patients with NMAS and plans to initiate the trial in the third quarter of 2026. The Company anticipates topline data from the initial 16-week placebo-controlled portion of the study by mid-2027, with the final readout by the end of 2027. Exaluren has received orphan drug designation from the FDA and European Commission for the treatment of Alport syndrome.

•

Exaluren in ADPKD. In July 2026, the European Commission granted orphan medicinal product designation in the European Union for exaluren for the treatment of ADPKD. The Company plans to initiate a Phase 2 clinical trial of exaluren in nonsense mutation ADPKD in 2027, with topline data anticipated by mid-2028.

•

Strengthened Board of Directors. In May 2026, the Company appointed Stephen W. Webster and Nina Kjellson to its board of directors. Mr. Webster served as Chief Financial Officer of Spark Therapeutics, Inc. from 2014 until its acquisition by Roche in 2019, has previously held chief financial officer roles at Optimer Pharmaceuticals and Adolor Corporation, and currently serves as a director of Cullinan Therapeutics, Inc. and NextCure, Inc. Ms. Kjellson has been a General Partner at Canaan Partners since 2015 and previously served as a General Partner at InterWest Partners, bringing more than two decades of biotechnology investment and board experience.

•

ZKN-013. Almirall, S.A., is developing ZKN-013 for the treatment of rare dermatological diseases associated with nonsense mutations, including recessive dystrophic epidermolysis bullosa and junctional epidermolysis bullosa. The Company remains eligible to receive development and sales milestones of up to approximately $470.0 million, as well as tiered royalties on any future global sales.

Second Quarter 2026 Financial Results

In May 2026, the Company effected a one-for-eleven reverse stock split of its common stock and reduced its authorized shares of common stock from 500,000,000 to 100,000,000. All share and per-share amounts in this press release reflect the reverse stock split.

Net loss for the three months ended June 30, 2026 was $4.5 million, or $(0.39) per share, which included $0.1 million in stock-based compensation, compared to a net loss of $1.9 million, or $(5.45) per share, for the same period in 2025. For the six months ended June 30, 2026, net loss was $8.3 million, compared to $3.6 million for the same period in 2025.

Research and development (R&D) expenses were $2.8 million for the three months ended June 30, 2026, compared to $0.9 million for the same period in 2025. The increase was primarily related to increased clinical trial expenses in support of the Company’s exaluren program, as well as increases in personnel costs and preclinical research and development activities.

General and administrative (G&A) expenses were $1.6 million for the three months ended June 30, 2026, compared to $0.7 million for the same period in 2025. The increase was primarily related to higher professional and consulting fees, including legal, audit and tax fees, and increased personnel costs.

Cash position. As of June 30, 2026, the Company had cash and cash equivalents of $62.0 million, which includes approximately $58.3 million in net proceeds from the June 2026 public offering. The Company believes its cash and cash equivalents will be sufficient to fund its operations into mid-2028.

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. (Nasdaq: ELOX) is a clinical-stage biopharmaceutical company developing novel, small-molecule product candidates designed to modulate the ribosome and promote readthrough of premature stop codons induced by nonsense mutations to enable the production of full-length proteins. Eloxx’s lead product candidate, exaluren, is being developed for the treatment of rare kidney diseases, including nonsense mutation Alport syndrome and autosomal dominant polycystic kidney disease (ADPKD). Eloxx has also exclusively licensed its product candidate, ZKN-013, to Almirall, S.A., which is developing it for the treatment of rare dermatological diseases associated with nonsense mutations.

For more information, please visit www.eloxxpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of present and historical facts contained in this press release, including without limitation statements regarding the sufficiency of the Company’s cash and cash equivalents to fund its operations; the expected timing of the initiation of, and results from, clinical trials of the Company’s product candidates, including the Phase 2b clinical trial of exaluren in nonsense mutation Alport syndrome and a planned Phase 2 clinical trial in ADPKD; the potential benefits of orphan drug designation; the Company’s ability to maintain compliance with the continued listing requirements of the Nasdaq Capital Market; the Company’s collaboration with Almirall and the potential to receive milestone and royalty payments; and the potential of the Company’s product candidates to treat nonsense mutations, are forward-looking statements. Forward-looking statements can be identified by words such as “aim,” “may,” “will,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “potential,” “seeks,” or “continue,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and are subject to known and unknown risks, uncertainties and assumptions, and actual results may differ materially from those expressed or implied due to various important factors, including, but not limited to, the Company’s need for and ability to obtain additional capital; the uncertainty and expense of clinical development; the fact that results from preclinical studies and early clinical trials are not necessarily predictive of future results; and other important factors discussed under the caption “Risk Factors” and elsewhere in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 and its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and on the “Financials & Filings” page of the Company’s website. All forward-looking statements speak only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements contained herein.

Contact

Investor Relations

Eloxx Pharmaceuticals, Inc.

ir@eloxxpharma.com

(781) 577-5300

ELOXX PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$2,840	$898	$4,500	$1,408
General and administrative	1,610	684	3,746	1,396

Total operating expenses	4,450	1,582	8,246	2,804

Loss from operations	(4,450)	(1,582)	(8,246)	(2,804)
Other expense, net	52	309	10	796

Net loss	$(4,502)	$(1,891)	$(8,256)	$(3,600)

Net loss per share, basic and diluted	$(0.66)	$(5.45)	$(1.48)	$(10.39)

Weighted average number of shares of common stock and pre-funded warrants used in computing net loss per share, basic and diluted	6,789,165	347,000	5,592,596	346,482

ELOXX PHARMACEUTICALS, INC.

Consolidated Balance Sheet Data

(in thousands, except share and per share amounts)

	June 30, 2026 (unaudited)	December 31, 2025
Cash and cash equivalents	$61,960	$4,785
Total assets	63,388	5,270
Total current liabilities	16,968	17,177
Total stockholders’ equity (deficit)	46,420	(11,907)